Exhibit 4.14

MANAGEMENT SYSTEM AND SOFTWARE

LICENSE CONTRACT

Party A: Beijing RYB Technology Development Co., Ltd.

Unified Social Credit Code: 911101066699005887

Address: Suite 268, No. 1 Building, No. 8 Hangfeng Road, Science City, Fengtai District, Beijing

Telephone No.: 010-87675611

Contact Person and email:       FANG Xin

Party B: Beijing RYB Children Education Technology Development Co., Ltd.

Unified Social Credit Code : 91110106103016080K

Address: F1-1, 4/F., No. 29 Building, Zone 1, Fangguyuan, Fangzhuang, Fengtai District, Beijing

Telephone No.: 010-67638809

Contact Person and email:       Han Yunzheng

WHEREAS:

A.

Party A is a limited liability company duly incorporated and validly existing in the People’s Republic of China (hereinafter referred to as “China”); Party A has the ownership of the management system and software of both OTMS and the MicroServices Platform;

B.

Party B is a limited liability company duly incorporated and validly existing in China; Party B and/or its subsidiaries is/are the organizing or managing party/Parties of relevant kindergartens in China; and

C.	Party A has agreed to grant Party B a license to use the management system and software of both OTMS and MicroServices Platform, while Party B has agreed to accept the license;

NOW THEREFORE, in the principle of mutual trust, cooperation with good faith, and mutual development, both Parties have agreed to enter into this “Management System and Software License Contract” (hereinafter referred to as “the Contract”) on the license of the management system and software of both OTMS and MicroServices Platform in accordance with the Civil Code of the People’s Republic of China and relevant laws and administrative rules after friendly discussion.

ARTICLE I CONTENT OF LICENSING

Party A agrees to grant Party B an end-user license to use the management system and software of both OTMS and the MicroServices Platform in China, and Party B agrees to accept the aforementioned license. See Appendix I and Appendix II for detailed schedule of the end-user license of the management system and software hereunder, as well as the functions of the said management system and software. Party B’s use of the license is restricted to daily management of kindergarten and home-school communication.

In respect of the license hereunder, Party A agrees that Party B shall be entitled to sub-license the kindergartens in which Party B or its subsidiaries acts/act as the organizing or managing party in China (including current and future kindergartens in which Party B or its subsidiaries acts/act as the organizing or managing party in China, hereinafter referred to as “Party B’s Kindergartens”; see Appendix III for the detailed list of current kindergartens in which Party B or its subsidiaries acts/act as the organizing or managing party in China). Party B shall, within the first 5 working days of each billing cycle (as defined below), provide an updated list of Party B’s Kindergartens as of the end date of the previous billing cycle (as defined below) to Party A, and undertake not to terminate any organizing or managing relationship with any of Party B’s Kindergartens without Party A’s prior consent in writing (for the avoidance of doubt, termination due to government’s policy or regulation adjustments, requirements from competent government authorities or non-Party B-related reasons shall be excepted). During the license period, Party B shall not sub-license or transfer the licensed content to any third-party without Party A’s consent in writing, and Party B shall ensure that Party B’s Kindergartens do not sub-license or transfer the licensed content to any third-party.

ARTICLE II RIGHT TO USE

2.1Right to use

Pursuant to the terms and conditions set forth herein, Party A agrees to grant andParty B agrees to accept the license to use the licensed content provided hereunder, including:

2.1.1installation and use of the licensed content within the scope and in the computer system specified herein;

2.1.2configuration of the licensed content in line with the license instructions;

2.1.3sub-license of the licensed content as agreed upon hereunder; and

2.1.4that Party B shall, when no longer enjoying the right of use of the aforesaid licensed content, take all reasonable measures to ensure recognition and protection of Party A’s intellectual property rights. Within the period of time specified by Party A, Party B shall return or destroy (under the guidance of Party A) the licensed content, copies of the licensed content, any licensed materials, technical materials and confidential information with all duplicates provided by Party A to Party B.

2.2Scope of license

2.2.1Party B may use the licensed content in a network or multi-user environment, including providing remote terminals, sharing through the network and all local servers, clients, online terminals, standalone nodes or workstations, while the number of licenses for using the licensed content shall not exceed that specified herein.

2.2.2Where Party B wishes to either use the licensed content beyond the scope of use hereunder or have more number of licenses than specified herein, Party B shall submit a written application to Party A. A separate license contract shall be signed and entered into by and between both Parties and associated license fee shall be paid accordingly. After that, Party B will have the right to use the licensed content within the new scope of use or use the new licenses, subject to the terms and conditions of the new license contract.

2.2.3The term of license hereunder shall be 15 years from the effective date of the Contract. Prior to the expiration of the term, both Parties shall negotiate no later than 30 days in advance on the extension of the term of license in good faith. It is also agreed by both Parties that priority is given to the other Party under equal conditions to reach consensus on the license in the principle of fair market pricing. If that both Parties fail to renew the Contract upon expiration pursuant to this clause, the Contract shall be terminated. Party A shall then be deemed to have terminated the license hereunder, whereby Party B shall immediately stop any activities related to the licensed content and stop using the licensed content. Otherwise, Party B shall be deemed to have committed an infringement and be held liable. In the course of the term, Party B shall not terminate the Contract in advance. In the event of early termination by Party B, Party B shall pay Party A a liquidated damage calculated by the standard set forth as below: either Party B’s total payable amount of license fees for the past 12 months as agreed upon hereunder (average monthly fee during Contract performance * 12 months, where the Contract has been performed less than 12 months by early termination); or RMB 4 million (whichever is higher).

2.2.4Restrictions of use: Without Party A’s prior consent in writing, Party B shall not:

2.2.4.1provide, sell, lease, lend, transfer or sub-license the licensed content to any third-party, distribute through the information networks or otherwise make it available to any other person in violation of this Contract;

2.2.4.2translate, decompose, reverse trans-edit, decompile, reverse engineer the licensed content in whole or in part or otherwise attempt to derive program source code from any of the licensed content, or write or develop derivative software, derivative products or other software based on the licensed content;

2.2.4.3restrict, destroy or bypass any encrypted attachments to the licensed content or any other restrictive measures provided by Party A to ensure the proper use of the licensed content;

2.2.4.4use the licensed content for purposes other than the internal use of Party B and Party B’s Kindergartens, including but not limited to providing to any third-party data processing services, application services, commercial sharing or other software sharing arrangements;

2.2.4.5remove, cover, or alter any signs on the licensed content regarding its copyright or trademark; or

2.2.4.6crack or circumvent Party A’s technical protective measures to the licensed content.

ARTICLE III LICENSE FEE AND PAYMENT

3.1License fee: Both Parties have agreed that the service fee for the first year hereunder (i.e. from the effective date of the Contract to April 30, 2023) shall be as per the standard set forth as below:

3.1.1RMB 48,000 yuan/year for each of Party B’s Kindergartens;

3.1.2for non-RYB kindergartens developed by Party B in the future, both Parties will negotiate a fee standard based on actual situation by then, but it is suggested, in principle, the fee level be no less than RMB 48,000/year for each of those kindergartens.

3.1.3The license fee hereunder shall have an incremental increase of 3% based on the previous year level from the second year (from 1 May2023 to 30 April 2024 and so on) till the fourth year, and 2% incremental increase from the fifth year to the fifteenth year.

3.2Payment: From the effective date of the Contract, Party B shall pay the license fee to Party A every three calendar months as a billing cycle (hereinafter referred to as the “billing cycle”). The license fees hereunder shall be settled and paid once within each billing cycle. (Party B’s payable license fee for each billing cycle equals to Party B’s average monthly license fee of the year x 3 months x the number of Party B’s kindergartens.) Within 30 days after the end of a billing cycle, Party B shall send to Party A, in writing, a payment notice, while Party A shall confirm, in writing, within 5 days after receiving such written notice. Within 10 working days after both Parties have reached consensus on the aforesaid payment notice as well as Party B has received an invoice issued by Party A agreed upon hereunder, Party B shall pay in full the license fee for the previous billing cycle in a lump sum. If Party B delays payment due to Party A’s failure to issue an invoice in time, Party B shall not be held liable for any breach of contract.

3.3Details of Party A’s bank account designated for receiving license fees hereunder are specified as follows:

Beneficiary Name: [*****]

Beneficiary Bank Name: [*****]

Beneficiary Account Number: [*****]

Within the term of license agreed upon hereunder, Party A shall notify Party B in writing of any changes in the designated bank account in advance.

3.4After reaching an agreement on the payment notice of license fees for the said billing cycle, Party A shall issue a legally valid VAT Special Invoice in full amount in a timely manner. Party B’s detailed invoice issuance information is as follows:

Name: [*****]

Taxpayer Identification Number: [*****]

Address & Telephone No: [*****]

Bank name: [*****]

Bank account No.: [*****]

Within the term of license agreed upon hereunder, Party B shall notify Party A in writing of any change in relation to the invoice issuance information in advance.

ARTICLE IV DELIVERY OF LICENSED CONTENT

4.1Term of delivery: Within          working days after the effective date of the Contract, Party A shall deliver to Party B the licensed content hereunder.

4.2Delivery method: delivered in electronic form. Party A shall email either the installation package or the client login address, user name and password of the management system and software hereunder to Party B’s designated email address as: [*****]. Party B shall complete the acceptance inspection within 5 working days after receiving the email, and shall submit its written objection, if any, to Party A prior to completion of the acceptance inspection. Where Party B fails to complete the acceptance or raise an objection within the time limit specified hereunder, the deliverables shall be deemed to have passed the acceptance inspection.

4.3Relevant materials of the licensed content delivered by Party A to Party B include: the licensing documents with the user manual and the electronic files of the management system and software.

ARTICLE V INTELLECTUAL PROPERTY RIGHT

5.1Ownership of intellectual property

5.1.1Party B acknowledges that the copyright of the licensed content and the source code, object code and documentation contained in or relating to the licensed content hereunder is owned by Party A and protected by the Copyright Law of the People’s Republic of China and other relevant laws and regulations. Any rights, ownership, interests and intellectual property right (including but not limited to copyright, patent, technical secret, trade secret and others) arising from the performance of the Contract, whether developed solely by Party A, developed by Party B based on Party A ’s intellectual property rights, or developed by Party A based on Party B ’s intellectual property rights, shall remain in the exclusive rights and interests of Party A, and Party B shall not claim any right, ownership, interest or intellectual property right against Party A.

5.2Undertaking of intellectual property

5.2.1If Party B is sued for or accused of infringement of any third-party’s copyright, patent, trademark, trade secret or any other legal right as a result of using the licensed content hereunder, Party B shall notify Party A of such claim in writing immediately. Without Party A’s prior written consent in writing, Party B shall not make any undertaking in respect of such claim to the prejudice of Party A. that is or may be harmful to Party A. Party B agrees to provide to Party A appropriate assistance in this regard.

5.2.2f the aforesaid infringement is caused by Party B’s unauthorized modification, alteration or addition to the licensed content, Party A shall not be held liable.

ARTICLE VI REPRESENTATIONS AND WARRANTIES

6.1Representations

6.1.1Party A warrants that it has the full rights or full authorization to sign and perform the Contract, and that its performance of obligations hereunder will not violate Party A’s obligations under other contracts.

6.1.2Party B warrants that it has full rights or full authorization to sign and perform the Contract, and that its performance of obligations hereunder will not violate Party B’s obligations under other contracts.

6.1.3In view of the value of the license provided by Party A and the sound cooperation between both Parties, Party B further warrants that within the term of license agreed upon hereunder, except with Party A’s prior written consent, Party B shall neither accept from any third-party the same or similar licensed content covered hereunder, nor enter into any similar partnership with any third-party on the matters covered hereunder. Meanwhile, Party B confirms that within the term of license, Party B and/or its subsidiaries has/have no intention to develop the same or similar licensed content covered hereunder. If Party B finds such development necessary, Party B undertakes that such development shall be conducted by Party A through prior discussion and agreement between both Parties, and that provisions on the license hereunder shall apply. In the event of any changes in Party A’s licensing scheme of the management system and software, Party A shall notify Party B of such changes in a timely manner. Based on the principles and mode of cooperation specified hereunder, both Parties agree to enter into a new licensing scheme of the management system and software corresponding to the aforesaid changes through friendly discussion, and the new licensing scheme shall be subject to the agreement reached by and between both Parties.

6.2Warranties

6.2.1Quality assurance: Party A warrants that the licensed content delivered conforms to the functions described in the corresponding user manual of the management system and product module purchased by Party B. In respect of the software functions, Party B has confirmed no objection prior to signing the Contract.

However, this warranty does not apply in any of the circumstances as follows:

6.2.1.1Any form of modification is made to the licensed content by any person other than Party A;

6.2.1.2Party B fails to use the licensed content in compliance with the licensing documents attached to the licensed content; or

6.2.1.3The licensed content does not function properly due to Party B’s reasons or the failure of any third-party product, computer equipment or the network.

6.3The acceptance criteria for the licensed content hereunder shall be subject to the functional descriptions contained in relevant materials delivered together with the management system and software.

ARTICLE VII LIMITATION OF LIABILITY AND LIABILITY FOR BREACH OF CONTRACT

7.1Both Parties shall perform their respective contractual obligations in a friendly and cooperative manner, and neither Party shall unilaterally terminate the Contract unless otherwise provided by law.

7.2In the event of a breach of contract caused by either Party (the “Breaching Party”), the Observant Party shall be entitled to indemnities from the Breaching Party for its direct or indirect losses, while the Breaching Party shall indemnify the Observant Party for all losses, damages, liabilities, costs or expenses thus incurred, including but not limited to reasonable expenses such as compensations, litigation fees, attorney’s fees and deposition costs.

7.3Where Party B fails to pay the license fees pursuant to this Contract, Party B shall pay Party A a penalty of 3‰ (three thousandths) of the overdue payment on a daily basis.

7.4The third-party product hereunder refers to any product produced and sold by a third-party. Unless otherwise agreed upon by Party A and the said third-party separately, Party A shall not be held liable for such product, software or service.

7.5Both Parties confirm that Beijing Boshi Yingjia Technology Co., Ltd. and Shanghai Peidi Culture Communication Co., Ltd. (hereinafter collectively referred to as the “Guarantors”) agree to assume joint and several liability for the performance of Party B’s obligations to pay the license fees under Article III hereunder, so as to ensure the realization of Party A’s creditor’s rights under Article III hereunder. Party A shall sign a separate guarantee contract with the Guarantors.

ARTICLE VIII CONFIDENTIALITY

Both Party A and Party B acknowledge that confidential information constitutes valuable trade secrets, and therefore have agreed to use each other’s confidential information only in strict compliance with the provisions set forth hereunder. Both Parties have agreed as follows:

8.1Both Parties shall maintain confidentiality of all confidential information and take all necessary precautions (including but not limited to measures taken by both Parties to protect their own confidential information) to prevent unauthorized use or disclosure of such confidential information.

8.2Neither Party shall provide any third-party with the confidential information or any information derived therefrom. The confidentiality obligations stipulated hereunder for both Parties shall not be terminated by any alteration to or termination of the Contract, and shall only be released under the condition that such confidential information becomes public knowledge. Should either Party be required by laws, regulations, regulatory documents, government administrations, regulators or stock exchanges to disclose the confidential information of the other Party or to make any opinions, judgments or recommendations based on such confidential information, the other Party agrees to relieve the disclosing Party from its confidentiality obligations hereunder to the extent of the aforesaid stipulations or requirements.

8.3Upon termination of this Contract for any reason, the Receiving Party shall either return immediately to the Disclosing Party all the confidential information thereof, or destroy all confidential information and confirm in writing to the Disclosing Party that such destruction has been completed.

ARTICLE IX FORCE MAJEURE

9.1Where the performance the Contract is affected by either Party due to unpredictable and unavoidable natural disasters or social events, including but not limited to war, port blockade, civil unrest, as well as severe flood, earthquake, plague and other incident of force majeure as deemed by the laws or court decisions of China, both Parties shall extend the performance of this Contract to the extent of the delay caused by such event of force majeure.

9.2Where either Party fails to perform the Contract due to force majeure, it shall notify the other Party in writing without delay. In the presence of certification from relevant authorities and understanding rendered by the other party, both Parties may, through discussion and upon agreement, postpone the performance of this Contract or alter part of the terms and conditions hereunder as appropriate.

ARTICLE X NOTIFICATION

Any written notice issued by either Party to the other Party pursuant to the Contract shall be addressed to the contact person and at the address agreed upon in the first part hereof. Either Party shall timely notify the other Party in writing of any change in relation to the above information. Otherwise the adverse consequences arising therefrom shall be borne by the changing Party. Both Parties have agreed that written notices hereunder may be sent in the form of e-mail.

ARTICLE XI ASSIGNMENT OF CONTRACT

Except for the sub-license agreed upon hereunder, or subject to Party A’s prior consent in writing, Party B shall not assign its rights or obligations hereunder to any third-party. In the course of the performance of the Contract, Party A shall have the right to assign its rights and obligations hereunder to a designated third-party upon written notice to Party B.

ARTICLE XII SEVERABILITY OF CONTRACT

Should any provision hereunder become invalid or unenforceable by reason of its inconsistency with relevant laws, such provision shall remain invalid or unenforceable only to the extent that the said laws apply, while the validity of other provisions hereunder shall not be affected. Both Parties shall endeavor, through negotiation in good faith, to revise such provisions to the extent permitted by laws and as close as possible to the original intent to make such provisions legal, valid and enforceable, and the economic effects of such revised and valid provisions shall be as close as possible to that of the said invalid, illegal or unenforceable provisions.

ARTICLE XIII ALTERATION AND TERMINATION

13.1Both Parties may, through discussion and upon agreement, alter the terms and conditions hereof, with relevant written documents signed by and between both Parties accordingly. The signed amendment to the Contract or the signed supplementary contract constitutes an integral part hereof, and shall carry the same legal effect as this Contract.

13.2Unless otherwise provided by laws, neither Party A nor Party B shall have the right to unilaterally terminate or end the Contract.

13.3Where either Party to the Contract commits a material breach of its obligations stipulated hereunder, the Observant Party may issue to the Breaching Party a written notice and require it to correct its breaching behavior within a reasonable period of time.

ARTICLE XIV APPLICABLE LAWS AND DISPUTE RESOLUTION

14.1The Contract shall be governed by Chinese laws, which are applicable to the establishment, validity, interpretation and performance in respect of the Contract as well as the settlement of disputes thereof.

14.2Any dispute arising from the Contract or relating to the interpretation or execution hereof shall be resolved through friendly discussion or mediation between both Parties. If both Parties fail to reach an agreement, the dispute shall then be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing. The then effective rules of the Committee shall be applied in the arbitration, and the arbitrator’s decision on the dispute shall be final and binding upon both Parties.

ARTICLE XV MISCELLANEOUS

The Contract shall establish upon signature by and between both Parties and come into force on the date of April 30, 2022. The Contract is made in duplicate, one for each party, and both copies have equal legal effect.

(End of text)

Party A (Seal) : Beijing RYB Technology Development Co., Ltd.	Party B (Seal) : Beijing RYB Children Education Technology Development Co., Ltd.
Authorized Representative (Signature): /s/ SHI Yanlai	Authorized Representative (Signature): /s/ HAN Yunzheng
Telephone No.: 010-87675611	Telephone No.: 010-67638809
Signed on March 1, 2022	Signed on March 1, 2022